EXHIBIT 5.1

Of Counsel
The Right Honourable Pierre Elliott Trudeau, P.C., C.C., C.H., Q.C., FRSC (1984 - 2000)
The Right Honourable Jean Chrétien, P.C., C.C., O.M., Q.C.
The Honourable Donald J. Johnston, P.C., O.C., Q.C.
Pierre Marc Johnson, G.O.Q., FRSC
The Honourable Michel Bastarache
The Honourable René Dussault, FRSC
The Honourable John W. Morden
Peter M. Blaikie, Q.C.
André Bureau, O.C.

June 26, 2012

Royal Standard Minerals Inc.
50 Richmond Street East, Suite 101
Toronto, Ontario M5C 1N7

	Re:	Registration on Form S-8 of Royal Standard Minerals Inc. (the “Corporation”)

Dear Sirs/Mesdames:

Heenan Blaikie LLP Bay Adelaide Centre 333 Bay Street, Suite 2900 P.O. Box 2900 Toronto, Ontario Canada M5H 2T4 heenanblaikie.com

We have acted as corporate counsel to the Corporation, a corporation existing under the laws of Canada, in connection with the registration by the Corporation pursuant to a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the registration of 8,385,382 common shares of the Corporation, no par value (the “Common Shares”), to be issued pursuant to the Corporation’s 2011 Amended and Restated Stock Option Plan (the “Plan”) amended by the directors of the Corporation effective December 12, 2011 and approved by the Corporation’s shareholders on January 11, 2012.

This opinion is being delivered in connection with the Registration Statement, to which this opinion is attached as Exhibit 5.1.

For the purposes of giving this opinion we have examined the Registration Statement and originals or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, contracts, documents and other instruments, and have made such other examinations, searches and investigations as we believe necessary and relevant as the basis of the opinions set forth herein. With respect to the accuracy of factual matters material to this opinion, we have relied upon the certificates or comparable documents and representations of public officials and of officer(s) of the Corporation. In reviewing such documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles and the authenticity of all originals of such documents. We have also assumed the completeness and accuracy of all certificates of public officials and corporate officials.

Our opinion is set forth herein is expressed only with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof.

Based and relying on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized by all necessary corporate action on the part of the Corporation and, when issued, delivered and paid therefor, in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized thereunder, will be validly issued, fully paid and non assessable.

This opinion is delivered solely in connection the Registration Statement and may not be used or relied upon by you for any other purposes or by any third parties without our prior written consent. This opinion may not be published or circulated without our express written consent.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ Heenan Blaikie LLP